National Atlantic Holdings Corporation

FOR IMMEDIATE RELEASE

National Atlantic to Enter Standard Texas Auto Insurance Market

Freehold, NJ – August 8, 2007—National Atlantic Holdings Corporation (NASDAQ: NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, New Jersey, today announced that it has reached an agreement in principle with an A+ rated domestic Texas insurance company, which will underwrite its BlueStar Car Insurance(SM) product to consumers in the standard and preferred market segments.

BlueStar Car Insurance(SM) provides highly flexible insurance coverage options, allowing independent agents and their customers to reduce their current premium costs by purchasing the car insurance coverage they need to insure their current life situation. Web-based tools will make it easy for agents to select the proper amount of coverage and quote each customer.

BlueStar Car Insurance(SM) offers a number of variable premium discounts based on factors such as driving records and is attractively priced for a large segment of the driving population. The BlueStar Car Insurance(SM) policy will be issued through independent agents, which is consistent with the Company’s exclusive distribution channel.

“Texas is the third largest market in the country for auto insurance and its citizens value the services of independent insurance agencies,” said Mr. James V. Gorman, Chairman and Chief Executive Officer, National Atlantic Holdings Corp. “We believe that BlueStar Car Insurance(SM) is particularly well-suited for the Texas market, where we will be providing our agents with targeted promotional support to launch agent product sales,” he said.

National Atlantic plans to launch its BlueStar Car Insurance(SM) product in Texas during the fourth quarter of 2007. The Company also plans to open its first branch office in Dallas in support of the underwriting and claims activities in the state.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses.

The Company’s insurance products are designed to attract a broad spectrum of personal policyholders for their private passenger automobile, homeowners, personal excess (“umbrella”) and specialty property liability coverages. For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, business auto, and worker’s compensation, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

Contact:
National Atlantic Holdings Corporation
Melissa Payne-Smith, 732-665-1459
investorrelations@national-atlantic.com